UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

January 5, 2006

Date of Report

(Date of earliest event reported)

Merix Corporation

(Exact Name of Registrant as Specified in Charter)

Oregon	0-23818	93-1135197
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1521 Poplar Lane, Forest Grove, Oregon 97116

(Address of principal executive offices, including Zip Code)

503-359-9300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01	Entry into a Material Definitive Agreement

Director Compensation Changes

In order to continue to attract and retain qualified directors, the Board of Directors of Merix Corporation believes it is important that compensation for directors be reasonably competitive with its peers. Compensation for non-employee directors of Merix was last adjusted for fiscal 2003 and during the last three fiscal years has consisted of the grant of an option to purchase 20,000 shares of Merix Common Stock upon initial election to the Board, an annual grant of an option to purchase 5,000 shares; an annual retainer of $10,000, board and committee fees of $1,000 per meeting ($500 for telephonic meetings) and an additional fee of $1,000 per meeting for committee chairs, plus reimbursement of expenses attendant to board membership. Under this policy, all options issued had a 10-year term, an exercise price equal to the fair market value of a share of Merix’ common stock on the date of grant and vested in four equal annual installments beginning on the first anniversary of the date of grant.

Merix’ Human Resources and Compensation Committee of the Board of Directors (“HRCC”) recently performed an evaluation of the compensation arrangements for non-employee directors of a peer group of companies and concluded the compensation provided to non-employee directors of Merix was no longer sufficiently competitive from a market standpoint. Acting upon the recommendation of the HRCC, on January 5, 2006 the Merix Board of Directors approved a revised compensation structure for Merix’ non-employee directors. The following table sets forth all elements of compensation available to Merix non-employee directors effective as of January 1, 2006.

Summary of Elements of Non-Employee Director Compensation

Option grant to each non-employee director upon initial election to the Board of Directors	20,000 shares[1]

Annual option grant to each non-employee director	5,000 shares[1]

Annual restricted stock award to each non-employee director	$10,000[2]

Annual retainer for each non-employee director	$15,000[3]

Additional annual retainer for Lead Director	$10,000[3]

Additional annual retainer for Audit Committee Chair	$5,000[3]

Additional annual retainer for Audit Committee Financial Expert	$5,000[3]

Additional annual retainer for other committee chairs	$2,000[3]

Fee for Board of Directors meeting	$2,000[4]

Fee for Audit Committee meeting	$1,500[4]

Fee for other committee meetings	$1,000[4]

Reimbursement of expenses attendant to board membership	Yes

[1]	All options have a 10-year term, an exercise price equal to the fair market value of a share of Merix’ common stock on the date of grant and vest in four equal annual installments beginning on the first anniversary of the date of grant. Annual option grants are made on the anniversary of initial election to the Board.

[2]	Each director receives a restricted stock award on initial election as a director and on the anniversary of such election (each current director will receive his or her initial stock award on the next anniversary of commencement of service as a director). The number of shares granted will be determined by dividing $10,000 by the fair market value of a share of Merix’ common stock on the date of grant. The shares are fully vested at grant, but will be subject to an agreement between Merix and each recipient prohibiting the sale or the disposition of such shares so long as the recipient remains a Merix director. The agreement will also provide that any director who resigns from the Board without the consent of a majority of the Board of Directors then in office will forfeit all such stock awards.

[3]	Cash retainers are paid in quarterly installments.

[4]	This fee shall be paid for attendance at each meeting; provided that the Lead Director or relevant Committee Chair may, at her or his discretion, determine that a lesser fee shall be paid for attendance at any special meeting.

The information reported in response to this Item 1.01 is being disclosed for informational purposes only, and the filing of this Report on Form 8-K does not necessarily mean that Merix has concluded that the reported information involves a material agreement with any non-employee director or a material amendment of any such agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 11, 2006	/s/ Stephen M. Going
Stephen M. Going, Vice President, General Counsel & Secretary